Exhibit 22

CADISCOR RESOURCES INC.

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

AND

MANAGEMENT INFORMATION CIRCULAR

May 12, 2008

CADISCOR RESOURCES INC.

1225 Gay-Lussac Street, Boucherville, Québec J4B 7K1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Cadiscor Resources Inc. (the “Company”) will be held at the Centre Sheraton Montréal, Room 1, 1201 René-Lévesque Blvd. West, Montréal, Québec, June 18, 2007 at 11:00 a.m., for the following purposes:

1.

To present to the shareholders the Company’s management discussion and analysis, audited financial statements and auditors’ report for the financial year ended December 31, 2007;

2.

To elect the directors;

3.

To appoint the auditors and authorize the directors to fix their remuneration;

4.

To transact any other business as may properly come before the annual meeting.

The management information circular, which contains additional information regarding the matters to be considered at the Meeting, is attached and is hereby deemed to be an integral part of this notice.

Boucherville, Québec

May 12, 2008

BY ORDER OF THE BOARD OF DIRECTORS

 (Signed) Michel Bouchard

________________________________

MICHEL BOUCHARD, President

The board of directors would like all shareholders to be present at the meeting. However, shareholders who are unable to attend the meeting in person are urged to complete the attached proxy form and return it to Computershare Investor Services Inc. in the envelope provided for this purpose. Proxies to be used at the meeting must be returned to Computershare Investor Services Inc. before the close of business on June 16, 2008.

CADISCOR RESOURCES INC.

MANAGEMENT INFORMATION CIRCULAR

This management information circular is furnished in connection with the solicitation of proxies by the management of Cadiscor Resources Inc. (the “Company”) for use at the annual meeting of shareholders of the Company (the “Meeting”) to be held at the time and place and for the purposes set forth in the attached notice of meeting (the “Notice”) and any adjournment thereof. This solicitation will primarily be by mail, but proxies may also be solicited by directors and officers of the Company. The Company will bear all costs and expenses of this solicitation.

APPOINTMENT OF PROXIES

Persons mentioned in the accompanying form of proxy are directors of the Company. Any shareholder has the right to appoint a proxy to represent him at the Meeting other than the persons designated in the enclosed form of proxy, and may do so by crossing out the names indicated and by indicating the name of such nominee in the blank space provided. A proxy does not need to be a shareholder of the Company.

Shareholders who cannot attend the Meeting are urged to complete the attached form of proxy and return it to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 no later than June 16, 2008, or to remit it to the president of the Company immediately prior to the beginning of the Meeting. If the shareholder is a corporation, the signature of an officer on said form of proxy must be duly authorized in writing.

REVOCATION OF PROXIES

A shareholder who gives a proxy may at any time revoke the proxy, by written instrument signed by the shareholder or his agent duly authorized in writing or, if the shareholder is a corporation, by an officer duly authorized in writing and deposited at the head office of the Company or with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, no later than June 16, 2008 or deposited with the chairman or the secretary of the Meeting, immediately prior to the beginning of the Meeting or any adjournment thereof.

ADVICE TO BENEFICIAL SHAREHOLDERS

Only registered shareholders or duly appointed proxy holders are permitted to attend and vote at the Meeting. Shareholders who do not hold their shares in their own name (the “Beneficial Shareholders”) are advised that only proxies from shareholders of record can be recognized and voted at the Meeting. Beneficial Shareholders who complete and return an instrument of proxy must indicate thereon the person (usually a brokerage house) who holds their shares as a registered shareholder. Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The instrument of proxy supplied to Beneficial Shareholders is identical to that provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder.

If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in such shareholder's name on the records of the Company. Such shares will more likely be registered under the name of the shareholder's broker or an agent of such broker. In Canada, the majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms). Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Company do not know for whose benefit the shares registered in the name of CDS & Co. are held.

Brokers and other intermediaries are required to request voting instructions from Beneficial Shareholders prior to shareholder meetings. Brokers and other intermediaries have their own procedures for sending materials and their own guidelines for the return of documents; these instructions are to be followed to the letter by the Beneficial Shareholder if the voting rights attached to their shares are to be cast at the Meeting. In Canada, most brokers now delegate the responsibility of obtaining their clients’ instructions to Broadridge Canada Inc. (Broadridge). Beneficial Shareholders who receive a voting instruction form from Broadridge may not use said form to vote directly at the Meeting. If you have questions on how to exercise voting rights attached to shares held through a broker or other intermediary, please contact the broker or intermediary directly.

ELECTION OF DIRECTORS

Although a Beneficial Shareholder will not be recognized at the Meeting for the purposes of directly exercising voting rights attached to shares registered in the name of his broker (or a representative thereof), he may attend the Meeting as proxy of the registered shareholder and, as such, exercise the voting rights attached to such shares.

Unless otherwise indicated in this management information circular and in the attached form of proxy and Notice, the term shareholders shall mean registered shareholders.

VOTING OF SHARES REPRESENTED BY PROXIES

The voting rights conferred by the common shares (the “Shares”) and for which proxy is given by the duly-signed form in favour of the persons designated therein shall be exercised in the manner indicated whenever a ballot is taken at the Meeting. When a ballot is taken with respect to the election of directors and the appointment of auditors, the voting right conferred by the Shares shall be exercised for the same purposes and in the manner indicated in the appropriate paragraphs of this circular unless an abstention from voting for the election of directors or the appointment of auditors.

The directors soliciting the proxy undertake to carry out the instructions given by a shareholder in the proxy form. If no instruction is given, the votes will be cast in favour of the adoption of the resolutions set forth in the Notice. The accompanying form of proxy confers discretionary power with respect to amendments to the matters identified in the Notice and any other matters that may properly come before the Meeting, except for the election of a director who is not named as a nominee in the circular. To date, directors of the Company have no knowledge of any amendment to the matters discussed in the Notice or any other matter that could be brought before the Meeting.

RECORD DATE

The Company has set May 9, 2008, as the record date for the Meeting. Only shareholders of record as at that date are entitled to receive the Notice as well as all other material pertaining to it.

Any person who acquires Shares after the record date is entitled to vote such Shares if said person can provide the share certificate(s) registered in his name or establish in another manner his ownership of the shares and requests that his name be registered on the shareholders’ list at least two days prior to the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

On May 12, 2008, 39,029,545 shares of the Company were issued and outstanding. Each Share confers the right to one vote upon its holder duly registered on May 9, 2008, the reference date that determines which shareholders are entitled to receive the Notice and vote at the Meeting. To the knowledge of the management of the Company, at the date hereof, only one person exercised control over more than 10% of the Company’s issued and outstanding Shares and it is CMP Gold Trust, with 5,464,545 common shares or 14% of the capital stock of the Company.

PERSONS WITH INTERESTS IN CERTAIN MATTERS ON THE AGENDA

At the date hereof, to the knowledge of the management of the Company and with the exception of the information disclosed elsewhere in this circular, no person has any interest by way of beneficial ownership of securities or otherwise in any matter on the agenda.

BUSINESS TO BE DEALT WITH AT THE MEETING

1.

DIRECTORS’ REPORT, MANAGEMENT DISCUSSION AND ANALYSIS AND CONSOLIDATED FINANCIAL STATEMENTS (Item No. 1 on the agenda)

ELECTION OF DIRECTORS (Item No. 2 on the agenda)

The management discussion and analysis and financial statements for the year ended December 31, 2007, together with the auditors’ report thereon, will be presented to the Meeting. The audited financial statements are included in the Company’s 2007 annual report that was mailed to the shareholders.  The annual report, the Notice and this circular, are available on the Company’s web site at www.cadiscor.com.

Pursuant to the general by-laws, the business of the Company is managed by a Board of Directors consisting of a minimum of three and a maximum of fifteen directors; the Company currently has seven directors. Unless he resigns or his office becomes vacant upon his death or for any other reason in accordance with the Company’s by-laws, each director elected at the Meeting holds office until the date of the next annual meeting or until his successor is elected or appointed.

The persons named in the attached proxy form intend to vote in favour of the election of the nominees named hereunder, unless the shareholder signing a proxy has indicated his desire to abstain from voting regarding the election of directors.

Management of the Company does not contemplate that any of the nominees will be unable or unwilling, for any reason, to serve as a director.

Name, Municipality of Residence and Office Held with the Company	Director Since	Common Shares Over Which Direct or Indirect Control is Exercised(1)	Principal Occupation
Michel Bouchard, M. Sc., Geologist, M.B.A. Québec City, Québec President and Director	June 1, 2006	130,500	President of the Company
Guy Hébert, Geologist, M.B.A. Boucherville, Québec Chairman and Director	April 1, 2006	1,126,966	President and Director, BBH Géo-Management Inc. and Strateco Resources Inc.
Jean-Pierre Lachance, Geologist, St-Hubert, Québec Director	April 1, 2006	71,243	Executive Vice-President and Director, Strateco Resources Inc.
Jean-Charles Potvin, Geologist, M.B.A. Toronto, Ontario Director	June 23, 2006	0	Chairman, Chief Executive Officer and President of Tiomin Resources Inc.
Richard Jacques(2), F.C.A. Bromont, Québec Director	June 23, 2006	50,000	Management Consultant
Guylaine Daigle(2), C.A. Val-d’Or, Québec Director	February 19, 2007	2,500	Financial Manager, G4 Drilling Ltd.
René Branchaud(2) Montréal, Québec Director	June 19, 2007	10,000	Partner, Lavery, de Billy, LLP, Barristers and Solicitors

(1)

Information relating to the Shares over which control or direction is exercised was provided by the nominees as at April 18, 2008.

(2)

Member of the Audit Committee

All nominees were elected as directors at the previous shareholders’ meeting held on June 19, 2007.  The current directors will hold office until the date of the next annual meeting.  Mr. Bouchard devotes 95% of his time to the Company’s business and the other directors devote less than 5% of their time.

Cease Trading Orders and Insolvency Proceedings

Except as disclosed hereinafter, during the past ten (10) years, none of the directors, officers or promoters of the Company was a director, officer or promoter of any other issuer that was, during his/her tenure, the subject of a cease trade order, or similar order or an order that denied that issuer access to any statutory exemptions for a period of more than thirty (30) consecutive days, or was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

The Quebec Securities Commission and the British Columbia Securities Commission have issued two cease trading orders against Lyon Lake Mines Ltd. (“Lyon Lake”), a public company, the first from July to November 2000 and the second from May 2001 to the date hereof. On May 8, 2001, Lyon Lake ceased its business activities, its directors resigned and Guy Hébert was designated as its representative. The securities of Lyon Lake were withdrawn from listing on the TSX Venture Exchange on February 26, 2003.

Orleans Resources Inc. filed an arrangement to the benefit of its creditors, which was accepted on April 27, 1999 and completed on July 9, 1999. Mr. Hébert resigned as a director of Orleans Resources Inc. in October 1998.

Mr. Bouchard was Vice President, Mining Development when McWatters Mines obtained a court order allowing it to put itself under the CCAA protection on February 14, 2001. On December 11, 2001, the Plan of Arrangement was filed with the Quebec Superior Court. On January 23, 2002, creditors and shareholders voted in favour of the Plan of Arrangement and on January 28, 2002, the Quebec Superior Court ratified it.  Mr. Bouchard was named President on October 1, 2003 and resigned on August 13, 2004. He was a director from February 2004 until his resignation on August 13, 2004.  On January 15, 2004, McWatters Mines announced that it intended to make a proposal to its creditors under the Bankruptcy and Insolvency Act. The proposal was accepted by the creditors on June 22, 2004. The court ratified it on July 9, 2004.  During that period, a management cease trading order was issued on May 26, 2004 and a cease trading order was effective on July 22, 2004 in Quebec and on July 29, 2004 in Ontario.

Penalty or Sanction

None of the directors, officers and promoters of the Company or shareholders holding sufficient securities of the Company to affect materially the control of the Company has a) been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or entered into a settlement agreement with a Canadian securities regulatory authority or b) been subject to any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable investor making an investment decision.

Individual Bankruptcies

None of the directors, officers and promoters of the Company has, during the past 10 years, been declared bankrupt, made a voluntary assignment in bankruptcy, made a proposal under bankruptcy or insolvency legislation or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold their assets.

Compensation of Executive Officers

Under the Securities Act, the Company has to reveal the compensation of its executive officers, namely the Chief Executive Officer, the person acting as Chief Financial Officer and the next three executive officers whose annual compensation exceeds $150,000.

During the year ended December 31, 2007, the Company did not pay any compensation to its executive officers.

BBH Géo-Management Inc. is a company that provides the Company with project management and administrative services pursuant to a services agreement. Executive officers Michel Bouchard, Chief Executive Officer, and Vincent Jourdain, Vice President Exploration, are paid by BBH Géo-Management Inc.  However, the Company paid Pauline Comtois, accountant and C.G.A., who serves as an equivalent of a Chief Financial Officer, directly for consulting services.

During the year ended December 31, 2007, the Company paid general and administrative expenses of $312,000 to BBH Géo-Management Inc., as well as management fees of $300,000, consultant and subcontractor fees of $277,000 and share issue costs of $22,000.  Guy Hébert, the Company’s Chairman, is the sole director of BBH Géo-Management Inc. and controls BBH Géo-Management Inc. indirectly.

Summary Compensation Table

Name and principal position of	Annual remuneration		Long-term compensation					All other compen-sation $
			Awards		Payouts
	Year	Salary $	Bonus $	Other annual compen-sation $	Number of securities under option / SAR granted (#)	Restricted shares or restricted units $	LTIP Payouts(2) $
Michel Bouchard, President and Chief Executive Officer(1)	2007	132,680(1)	-	-	-	-	-	-
	2006 (7 months)	62,073(1)	-	-	1,000,000	-	-	-
Pauline Comtois, Function similar to Chief Financial Officer	2007	6,632	-	-	-	-	-	-
	2006 (3 months)	4,153	-	-	30,000	-	-	-

(1)

Denotes funds received by BBH Geo-Management Inc., a management company subsequently paid to Michel Bouchard for professional services rendered.

(2)

The Company does not have a long-term incentive plan (LTIP).

Stock Option Plan and Option Grants

The Company has a stock option plan for its executive officers, directors, employees of holdings and consultants. A maximum of 3,902,954 common shares are reserved for issuance under the plan, namely 10% of the issued and outstanding Shares. The maximum to any participant may not exceed 5% of the issued and outstanding shares of the capital stock. The exercise price of the options granted may not be less than the discounted market price of the common shares on the TSX Venture Exchange at the time the options are granted. The options granted are valid for a period established by the Board of Directors, not to exceed ten years from the date the options are granted.

The Company has no stock appreciation rights (SAR) plan.

During the financial year ended December 31, 2007, the Company did not grant stock options to its executive officers under the terms of the stock option plan.

The following table shows the options exercised during the financial year by executive officers and the year-end value of unexercised options at December 31, 2007:

Executive officer	Shares acquired on exercise of options (#)	Aggregate value realized ($) (1)	Unexercised options at year-end	Value of unexercised in-the-money options at year-end (1)
			Exercisable / unexercisable	Exercisable / unexercisable (1)
Michel Bouchard, President and Chief Executive Officer	0	0	1,000,000 ________________ 1,000,000/0	$0 ________________ 1,000,000/0
Pauline Comtois, Function similar to Chief Financial Officer	0	0	30,000 ________________ 30,000/0	$0 _______________ 30,000/0

Whenever an option is exercised, the aggregate value realized is the difference between the market value on the date of the exercise of the option and the exercise price, multiplied by the number of shares. At year end the stock price traded at $0.51 and the stock options could be exercised at $1.00 per share.

Equity-Based Compensation Plan Information as at December 31, 2007

The following table sets out certain details with respect to compensation plans pursuant to which securities of the Company are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity-based compensation plans (excluding securities reflected in column (a))
Stock-based compensation plans approved by security holders – Stock Option Plan	2,361,980	$0.93	397,920
Stock-based compensation plans not approved by security holders – N/A	N/A	N/A	N/A
Total	2,361,980	$0.93	397,920

On April 2, 2008, the TSX Venture approved a modification to the Company’s stock option plan, increasing the number of reserved shares under the plan to 3,902,954 (10% of the outstanding common shares).

Liability Insurance

The Company has an insurance policy that provides directors’ and officers’ liability coverage of $2,000,000 per event. The Company paid an annual premium of $10,900 for the policy during the financial year.

Termination of Employment, Change in Responsibilities and Employment Contract

There are no employment contracts between the Company and its executive officers, nor is there any compensatory mechanism that may triggered in be the event of a change of control of the Company or a change in executive officers’ responsibilities pursuant to a resignation, retirement or any other termination of employment with the Company.

Directors’ Fees

Directors who are not executive officers receive fees of $400 ($200 if the attendance is by way of a conference call) for each board meeting that they attend.  In addition, members of the Audit Committee receive fees of $600 ($300 if the attendance is by way of a conference call) for each meeting of the Audit Committee that they attend. Directors’ fees totalled $10,500 for the year ended December 31, 2007. Aside from stock options granted under the stock option plan, directors do not receive any other fee or benefit from the Company.

Indebtedness of Director and Officers

At the date hereof, no director, nominee as director or officer or anyone associated with them owed any amount to the Company.

2.

APPOINTMENT OF AUDITORS (Item No. 3 on the agenda)

PETRIE RAYMOND, LLP, Chartered Accountants, have been the Company’s auditors since its incorporation in March 2006. The fees paid to PETRIE RAYMOND LLP for their services for the past two years, the Company’s only full financial year to date, are shown in the table below:

	2007	2006
a) Audit fees for the year ended December 31	*$25,000	$15,000
b) Fees for quarterly report review	$13,000	$4,000
c) Fees for tax services – Income tax returns	*$2,500	$2,500
d) Other fees	$0	$12,000
Total	$40,500	$33,500

* Estimated amount

Management of the Company proposes that PETRIE RAYMOND, LLP, chartered accountants, be appointed as auditors of the Company until the next annual meeting of shareholders of the Company and that the board of directors be authorized to fix their remuneration.

The persons named in the accompanying form of proxy intend to vote for the appointment of PETRIE RAYMOND, LLP, chartered accountants, as the Company’s auditors at the Meeting and to authorize the directors to fix their remuneration, unless the shareholder signing the proxy has indicated his intention to abstain from voting regarding the appointment of the auditors.

CORPORATE GOVERNANCE PRACTICES

The information below on the Company’s corporate governance is required under Policy 3.1 of the TSX Venture Exchange and National Instrument 58-101, Disclosure of Corporate Governance Practices.  The guidelines address matters such as the composition and independence of corporate boards, the functions to be performed by boards and their committees, and the effectiveness and education of board members.

Board of Directors

Guylaine Daigle, Jean-Charles Potvin, Jean-Pierre Lachance and René Branchaud are the independent directors.

Michel Bouchard, Guy Hébert and Richard Jacques are not considered independents directors.  Michel Bouchard, CEO, is an executive officer and a director who takes and implements decisions in the normal course of business and is therefore directly involved with the Company.  Guy Hébert, director, is also a director and officer of BBH Géo-Management Inc., the consulting firm with which the Company has a services contract and which is a major service provider.  Richard Jacques is Michel Bouchard’s brother-in-law.

Michel Bouchard is also a director of Golden Goose Resources Inc.  Guy Hébert is a director of Strateco Resources Inc. and Jean-Charles Potvin is also a director of Tiomin Resources Inc., Azimut Exploration, Gobimin Inc., Gold Reserve Inc. and Polaris Geothermal Inc.  René Branchaud is a director of Mines Dynacor Inc., Dacha Capital Inc. and Midland Explorations Inc. and secretary of C2C Inc.  All the above-named companies are reporting issuers in Canada.

Orientation and Continuing Education

The directors stay informed and receive copies of all required information and updates at meetings of the board of directors and audit committee. Due to the small number of directors and the emerging nature of the Company, there is no formal continuing education program.

Ethical Business Conduct

The board of directors is careful to apply the measures in the Company’s Code of Ethics, particularly with regard to questions of conflict of interest, in order to encourage and foster an ethical business culture.  The Code of Ethics can be consulted on the Company’s website at www.cadiscor.com.  Anyone interested may request a free copy of the code from the Company’s head office.

Nomination of Directors

The current members of the Company’s board of directors are reviewed before being nominated at the annual meeting of shareholders, by assessing their potential and actual involvement in protecting the Company’s interests the previous year and their experience and expertise in the areas of geology, administration and accounting.

The board of directors has also approved a policy of considering that a director who has sat on the board of directors for several years has a deeper knowledge of the Company and its history, which enables him to take more enlightened decisions at meetings of the board of directors.

New nominees are selected on the basis of industry references.

Compensation

There is no compensation committee as directors who are not executive officers do not receive any compensation other than directors’ fees, stock options and reimbursement of expenses.

However, the directors have approved the services contract with BBH Géo-Management Inc. in the absence of Guy Hébert, Chairman of the Company, who is also a director of BBH Géo-Management Inc. This contract provides for the consulting fees charged to the Company by BBH Géo-Management Inc. for the consulting services provided by its executive officers.  The services contract will expire on June 30, 2008.

Annually, when the Board has to consider management compensation, it takes into account a number of factors including the manager’s experience in the mining field, his performance during the year, compensation paid in the industry for similar responsibilities, the growth of the company under his management and equivalence between the management team members.  Most directors of the board have long-term industry experience and are able to evaluate and propose competitive compensation packages for management.

Other Board Committees

The Company has only one committee, namely the audit committee.

The audit committee consists of Richard Jacques, René Branchaud and Guylaine Daigle.  The board of directors of the Company has determined that a majority of members of the audit committee are “independent” and all are “financially literate” within the meaning of Multilateral Instrument 52-110, Audit Committee.

The following is a brief summary of the education and experience of each member of the audit committee that is relevant to the performance of his responsibilities as a member of the audit committee:

Richard Jacques, Chartered Accountant, has been a management consultant since 2000. He was Executive Director of Lavery, De Billy, a law firm, from 1995 to 2000 and Executive Director of the Ordre des Comptables Agréés du Québec from 1989 to 1995.  From 1987 to 1989, he was Vice President, Finance and Investment for the Quebec Federation of Labour Solidarity Fund and from 1976 to 1987, Vice President, Finance for Credit Industriel Desjardins.

René Branchaud obtained his law degree from Université Laval in 1982.  He has been a lawyer since 1983 and is a partner of the law firm Lavery, de Billy, LLP.  He is currently a director of Dynacor Mines Inc., listed on the Toronto Stock Exchange, and of Dacha Capital Inc. and Midland Exploration Inc., both listed on the TSX Venture Exchange, and secretary of C2C Inc., listed on the TSX Venture Exchange.

Guylaine Daigle, C.A. is Financial Manager of G4 Drilling Ltd., a Val-d’Or-based drilling firm, prior to which she worked as Director of Financial Services for Samson Bélair/Deloitte & Touche in Val-d’Or.  She was previously Director of Finance for Ross-Finlay 2000 Inc., a Val-d’Or mining contractor, and Controller of McWatters Mines Inc., a Val-d’Or gold producer.  She has over 12 years of experience in applied accounting management in the mining industry. On February 19, 2007, she replaced Francine Bélanger, who passed away in November 2006.

The audit committee meets several times a year to review the Company’s financial position, examine and recommend to the Board of Director the approval of the quarterly and audited annual financial statements and  management discussion and analysis, question the auditors and assess the Company’s return on its investments and portfolio of mining properties. The audit committee held four meetings during the financial year ended December 31, 2007. The audit committee charter is attached to this circular as Schedule A.

Assessments

The board of directors ensures that the board itself and the audit committee perform effectively by seeking advice from its legal counsel, consultants, collaborators and auditors as to any possible deficiencies and takes prompt corrective measures as required.

OTHER ITEMS ON THE AGENDA

Management of the Company is not aware of any amendment regarding the matters on the agenda set forth in the Notice nor of any other matters which may properly come before the Meeting other than those set forth in the

Notice. However, if amendments to the matters on the agenda set forth in the Notice or other matters properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon those persons named therein for the purposes of voting according to their best judgement on amendments or any other matters, except the election of a director who is not a nominee named in the circular.

SHAREHOLDER PROPOSALS

Any shareholder wishing to present a proposal at the 2009 Annual Meeting must send such proposal to the Company before January 31, 2009, so that it may be included in the proxy solicitation documents for that annual meeting.

ADDITIONAL INFORMATION

Financial information on the Company is provided in the comparative financial statements and the management discussion and analysis for Company’s last financial year ended December 31, 2007.

Shareholders can obtain additional information on the Company on the SEDAR website at www.sedar.com or on the Company’s website at www.cadiscor.com or by making a request to the Company’s head office at 1225 Gay-Lussac Street, Boucherville, Québec J4B 7K1.

APPROVAL OF CIRCULAR

The Board of Directors of the Company has approved the contents of this circular and the sending of this management information circular to the shareholders.

Dated May 12, 2008

ON BEHALF OF THE BOARD OF DIRECTORS

 (Signed)  Michel Bouchard

_____________________________________

Michel Bouchard, President

SCHEDULE A

CADISCOR RESOURCES INC.

AUDIT COMMITTEE CHARTER

Constitution, Composition and Quorum

The board of directors of the company has appointed an audit committee comprised of a minimum number of three directors, all of whom should be financially literate in accordance with the applicable securities  laws, by-laws and policies, including Multilateral Instrument 52-110. The majority of the members of the audit committee must be independent directors. Each member of the audit committee must, amongst other things, be able to read and understand financial statements. The majority of the members must be Canadian residents. A majority of the members of the committee constitute quorum. The audit committee has the authority to appoint a chairman and a vice chairman.

Powers and Authority

In the performance of its mandate, the committee has the right to examine the books, registers and accounts of the Company and its subsidiaries and to discuss such matters as well as any question concerning the financial situation of the Company or its subsidiaries with the officers and auditors of the Company and its subsidiaries.

The external auditor reports directly to the audit committee, and the committee has the power to communicate directly with the external auditor. The external auditor is present at all of the meetings of the committee where reports or financial statements that it has prepared or where public communications based upon these reports or financial statements are examined or approved by the committee. The external auditor can also be invited to other meetings. The chairman of the committee must convene a meeting of the audit committee if requested to do so by the external auditor. The audit committee meets privately with the external auditor, without management being present, at least once per year during the presentation of the annual financial statements and at any time upon request.

The committee has the right to require any employee of the company to discuss any question concerning the company’s financial reporting and may and shall investigate any complaint or concern raised with regard to accounting, internal accounting controls or the audit.

If the audit committee deems it appropriate, it can retain legal counsel or other independent counsels to assist it in fulfilling its duties and responsibilities, and it has the power and authority to approve and ensure the payment of their fees and disbursements.

Delegation

The audit committee cannot delegate to management any of the responsibilities that are part of its mandate. However, the committee may delegate to one or more of its independent members the authority to pre-approve non-audit services, provided that the pre-approval is presented to the audit committee at its first scheduled meeting following such a pre-approval and all of the conditions of Multilateral Instrument 52-110 on Audit Committees and the approved audit committee pre-approval policies are met.

Reports

The audit committee must report to the directors on or about its work, activities and decisions at the meeting of the board of directors following the meeting of the audit committee, providing information on all topics discussed, decisions taken, means undertaken in order to study and examine the reports, statements and documents submitted, as well as the level of satisfaction of the members of the committee therewith, unresolved issues, disagreements and decisions taken.

Compensation

The board of directors determines the compensation to be received by the members of the audit committee for their services.

Audit Committee Mandate and Duties

1.

The audit committee shall recommend to the board of directors:

i)

the external auditor to be appointed for the purpose of preparing or issuing an auditor's report or performing other audit, review or attestation services for the company; and

ii)

the compensation of the external auditor.

2.

The audit committee shall be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attestation services for the company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

3.

The audit committee shall pre-approve all non-audit services to be provided to the company or its subsidiaries by the company's external auditor.

4.

The audit committee shall review the company's financial statements, management discussion and analysis and annual and interim earnings press releases before the company publicly discloses this information.

5.

The audit committee shall be satisfied that adequate procedures are in place for the review of the company's public disclosure of financial information extracted or derived from the company’s financial statements, other than the public disclosure referred to in subsection 4, and shall periodically assess the adequacy of those procedures.

6.

The audit committee shall establish procedures for:

i)

the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and

ii)

the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

7.

The audit committee shall review and approve the company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the company.

Boucherville, March 6, 2006